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                             EMPLOYMENT AGREEMENT



     AGREEMENT made this 26th day of April, 2000, between Thaddeus J. Malik ("Employee") and Lante Corporation and any existing or future assigns or subsidiaries owned or controlled, directly or indirectly by Lante and for whom Employee works ("Lante").

     In consideration of Employee's employment or continued employment by Lante, Employee's wages or salary and other employee benefits in compensation of Employee's services, and the other mutual covenants and agreements contained herein, and in lieu of any prior agreement, Employee and Lante agree as follows:


1. Employment. Employee will serve as Vice President and General Counsel of Lante. Employee agrees to use his best efforts and abilities to promote the interests of Lante. Lante hereby agrees to employ Employee as further defined in this Agreement. Except as provided in this Agreement, Lante agrees to pay Employee's salary, at the rate agreed to from time to time, and to confer upon Employee Lante's standard health insurance, paid time off (four weeks vacation, sick and personal time), and retirement plan benefits, all as governed by its "Employee Handbook" and other plan documents, as amended from time to time.

2. Inventions. (a) As used herein, "Inventions" means discoveries, improvements and ideas (whether or not shown or described in writing or reduced to practice) and works of authorship, whether or not patentable or copyrightable, (i) which relate directly to the business of Lante, (ii) which relate to Lante's actual or demonstrably anticipated research or development,
(iii) which result from any work performed by Employee for Lante, (iv) for which equipment, supplies, facility or trade secret information of Lante is used, or
(v) which is developed on any Lante time. This section does not apply to any invention developed by Employee prior to Employee's employment by Lante, provided that such invention is listed and described in an exhibit attached to and made part of this Agreement.

          (b) With respect to Inventions made, authored or conceived by Employee, either solely or jointly with others, during Employee's employment, whether or not during normal working hours and whether or not at Lante's premises, Employee acknowledges and agrees that all such works are "works made for hire" and, consequently, that the Company owns all copyright and other rights thereto. Employee further agrees that it will (i) will keep accurate, complete and timely records of such Inventions, which records shall be Lante's property and be retained on Lante's premises; (ii) promptly and fully disclose and describe such Inventions in writing to Lante; (iii) assign, and does hereby assign, to Lante all of Employee's rights to such Inventions and to patents, copyrights, and applications therefore with respect to such Inventions; and (iv) acknowledge and deliver promptly to Lante (without charge to Lante but at the expense of Lante) such written instruments and do such other acts as may be necessary in the opinion of Lante to obtain and preserve such property rights and to vest the entire right and title thereto in Lante.

          (c) Employee will cooperate with Lante in the execution of any documents which effect the assignment of Inventions or rights thereto which may be required by a Lante clients or other third party, provided that such requirement is no broader than the requirements of Section 2(b) above.

          (d) Pursuant to the provisions of the Illinois Employee Patent Act, 765 ILCS 1060/2, Employee acknowledges receipt of notice that this assignment does not apply to an invention for which no equipment, supplies, facility, or trade secret of the Company was used and which was developed entirely on Employee's own time, unless (a) the invention relates (i) to the business of the Company, or (ii) to the Company's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Employee for the Company.

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